Exhibit 10.21

FIRST AMENDMENT TO
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
This First Amendment to Agreement for Purchase and Sale of Real Property (this “Amendment”) is made as of this 10th day of September, 2013, by and between HSP ALLIANCE HSP FORT WASHINGTON OFFICE I LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”) and AR CAPITAL, LLC, a Delaware limited liability company (“Buyer”), who, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, agree as follows:
1.Background.
1.1    Seller and Buyer entered into that certain Agreement for Purchase and Sale of Real Prop dated August 19, 2013 (the “Agreement”) concerning the sale and purchase of certain real property located at 1005 Virginia Drive, Ft. Washington, PA, as more particularly described in the Agreement.
1.2    Seller and Buyer are desirous of amending the Agreement on the terms and conditions set forth in this Amendment.
2.Definitions. Capitalized terms used but not defined in this Amendment shall have the same definitions given to them in the Agreement, unless the context clearly indicates a contrary intent.
3.Due Diligence Period. Section 1(c) of the Agreement is hereby amended to reflect that the “Due Diligence Period” expired September 9, 2013.
4.Closing Date. Section 1(b) of the Agreement is hereby amended to reflect that the “Closing Date” shall be September 11, 2013, or earlier upon agreement by Buyer and Seller.
5.Purchase Price. Section 1(j) of the Agreement is hereby amended to reflect that the Purchase Price is Thirteen Million Fifty-Five Thousand Two Hundred Sixty-Three Dollars ($13,055,263.00), which is based upon the Net Operating Income (excluding the amortization income) divided by the cap rate of nine and twelve hundredths of one-percent (9.12%). If the Net Operating Income is not the same, the Purchase Price shall be adjusted accordingly.
6.Amortization Purchase Price. At Closing, Buyer shall pay to Seller an additional credit in the amount of Three Hundred Fifty-Nine Thousand Six Hundred Seventeen Dollars ($359,617.00), which is based upon the net present value of the amortization income using a discount rate of nine and twelve hundredths of one-percent (9.12%).
7.Ratification. Except as modified by this Amendment, the Agreement shall remain otherwise unmodified and in full force and effect and the parties ratify and confirm the terms of the Agreement as modified by this Amendment. All future references to the Agreement shall mean the Agreement as modified by this Amendment.
8.Miscellaneous Provisions. The parties may execute this Amendment in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or in PDF format is as effective as executing and delivering this Amendment in the presence of the other parties to this Amendment.
[SIGNATURES ON FOLLOWING PAGE]
IN WITNESS WHEREOF, Seller and Buyer have duly executed this Amendment as of the date first above written.

ALLIANCE HSP FORT WASHINGTON OFFICE I LIMITED PARTNERSHIP, a Delaware limited partnership By: /s/ Richard R. Previdi Name: Richard R. Previdi Title: Authorized Signatory
AR CAPITAL, LLC, a Delaware limited liability company By: /s/ Edward M. Weil Name: Edward M. Weil Title: President

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